Exhibit 10.01

SEPARATION AGREEMENT AND RELEASE

This Agreement is made and entered into this the 29th day of September, 2010 by and between BioMimetic Therapeutics, Inc., a Delaware corporation with its principal business address at 389 Nichol Mill Lane, Franklin, TN  37067  (the “Company”), and Steven Hirsch of 13 Innisbrook Ln, Brentwood, TN 37027 (“Employee”) on the following terms and conditions.

WHEREAS, Employee has been employed by the Company as Executive Vice President, Orthopedics & Chief Operating Officer pursuant to an Employment Agreement dated July 17, 2009 (the “Employment Agreement”); and

 WHEREAS, the parties wish to terminate Employee’s employment with the Company and the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties covenant and agree as follows:

1.                  Termination of Employment and Employment Agreement.  Employee's employment with the Company shall be terminated as of October 31, 2010.  Earned but unpaid salary and unreimbursed expenses through the last day of employment will be paid in a lump sum within thirty (30) days of the Effective Date.  Employee and the Company acknowledge and agree that both parties are subject to the Employment Agreement, an Indemnification Agreement dated May 12, 2006 (“Indemnification Agreement”) and a Confidential Information and Inventions Agreement (“CIIA”) executed on July 21, 2005.  In consideration of the payments and other consideration set forth herein, the Employment Agreement shall terminate effective as of the Effective Date, except for those provisions of Section 9 which shall remain in full force and effect, and Employee shall abide by the post-employment restrictions and obligations set forth in the CIIA, and the Company shall abide by the post-employment obligations of the Indemnification Agreement.

2.                  Severance Benefits.  In consideration of Employee’s release and covenants contained below, the Company agrees to provide Employee with certain severance benefits as outlined in the Employment Agreement or as set forth herein (the “Severance Benefits”). In addition to the Severance Benefits outlined in the Employment Agreement, the Company agrees to extend the Expiration Date of each of Employee’s Incentive Stock Option Agreements dated 1/16/07, 2/7/08, 2/26/09, 2/3/10, and 2/3/10 to April 30, 2011.  Employee acknowledges that in so doing, all such stock options shall no longer qualify as “incentive stock options” as that term is used in section 422 of the Internal Revenue Code of 1986, as amended. The acceptance by Employee of the Severance Benefits and the lump sum payment for accrued unused vacation time shall constitute a full and final discharge of any and all obligations on the part of the Company for salary or other wages or benefits to Employee, whether under the Employment Agreement or otherwise.  Employee acknowledges that he shall not be entitled to any Severance Benefits until this release becomes fully effective as provided below in Section 4.

3.                  Release.  In consideration of the Severance Benefits, Employee fully and forever releases the Company and its current and former officers, directors, employees, stockholders, consultants, affiliates, parent and subsidiary entities, successors and assigns, agents, attorneys, and insurers (collectively, the “Released Parties”) from any and all liability, causes of action, suits, damages, claims, obligations, and demands whatsoever, both known and unknown, arising from or relating to or resulting in any way from (1) events, acts, conduct, or omissions occurring prior to Employee signing this Agreement, (2) the Employment Agreement, (3) the Company’s operations, or (4) Employee’s employment with the Company (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims related to any compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, the Employers, or their affiliates; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) any and all contract and tort claims either directly or indirectly arising from or resulting in any way from the Company’s activities leading to or associated with the termination of the Employment Agreement.  Notwithstanding the foregoing, Employee does not release the Company of any right Employee has for indemnification under the Indemnification Agreement, including indemnification for any liabilities arising from the Employee’s action within the course and scope of his employment with the Company.

4.                  Release of Discrimination Claims.  In further consideration of the Severance Benefits, Employee specifically releases the Released Parties from all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, or the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).  Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA, and that the consideration given for this waiver (i.e. the Severance Benefits) is in addition to anything of value to which the Employee was already entitled.  Employee further acknowledges that he has been advised by this writing, as required by the ADEA that:  (a) this waiver and release do not apply to any claims that may arise after the signing of this Release; (b) he should consult with an attorney prior to executing this Release; (c) he has twenty-one (21) days within which to consider this Release (although he may choose to voluntarily execute this Release earlier); (d) he has seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the later of October 31, 2010 or the eighth day after this Release has been signed both by the Employee and by the Company (“Effective Date”).

IN WITNESS WHEREOF, the parties have executed this Release Agreement on this 29th day of September, 2010.

Steven Hirsch /s/ Steven Hirsch BioMimetic Therapeutics, Inc. BY: /s/ Samuel Lynch Samuel Lynch President & Chief Executive Officer